U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: May 24, 2010

LADYBUG RESOURCE GROUP, INC.

(Exact Name of registrant as specified in its Charter)

Nevada	333-153306	26-1973389
State of Incorporation	Commission File No.	I.R.S. Employer
Identification No.

11630 Slater Ave., N.E., Ste. 1A, Kirkland, WA	98034
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, (425) 306-5028

(Registrant’s former name and address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions below:

     . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240-14d-2(b))

     . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02

Appointment of Certain Officers

On May 17, 2010, Ladybug Resource Group, Inc. (the “Company”) appointed Craig Barton as the Company’s Vice President of Corporate Development and Chief Operating Officer. Mr. Barton accepted the position on May 24, 2010 Mr. Barton will serve until May 17, 2011, or until such time as his successor is appointed by the board of directors.

S. Craig Barton, 70, received a Doctor of Dental Surgery (DDS) degree from the University of Southern California in 1968 and practiced dentistry until 1997. He then worked as a private consultant on projects involving foreign trade and finance. In 2005 he founded BBN Global Consulting, Inc. which was formed to be a consulting firm with a mission of providing strategic business planning and management consulting to small domestic companies and to assist medium sized companies in China and Brazil to establish a business presence in the United States. Since selling control of BBN Global Consulting in September 2007 and resigning from all positions held, he has been primarily occupied with assisting in the business development of the family mortuary business in Kirkland Washington and assisting not-for-profit organizations.

Dr. Barton is the husband of Patricia Barton, the Company’s Secretary and a member of the board of directors.

Item 7.01

Regulation FD Disclosure

Ladybug Resource Group, Inc. (the “Company”) has learned that an unauthorized press release was issued on, or about April 22, 2010. The press release stated, “Ladybug resource group (otcbb: LBRG)in negotiations for acquisition of InnerPath Holdings, Inc., a health and wellness beauty product and supplement company with a $5.4m evaluation, to license products throughout Asia.” The press release was published on two free press release internet sites.

Additionally, Ladybug’s website was activated on, or about Saturday, May 15, 2010 and deactivated on May 17, 2010. The webpage disclosed that the company had acquired a 37% interest in New Solar Electricity Corporation and was negotiating to acquire interests in InnerPath Holdings, Inc. The Company has not entered into any definitive agreements with InnerPath Holdings. The Company believes the InnerPath Holdings valuation contained in the unauthorized press release was not accurate. The Company is presently evaluating InnerPath’s financial statements and conducting “due diligence”.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LADYBUG RESOURCE GROUP, INC.

Dated: May 24, 2010

/s/ Mitchell Trace

By: Mitchell Trace

Title: President/CEO

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